Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 4

THIS SUPPLEMENTAL INDENTURE NO. 4 (this “Supplemental Indenture No. 4”) is made as of November [•], 2019 among:

(1) Equinor ASA (formerly known as Statoil ASA), a public limited company incorporated under the laws of the Kingdom of Norway (the “Company”),

(2) Equinor Energy AS (formerly known as Statoil Petroleum AS), a limited liability company incorporated under the laws of the Kingdom of Norway (the “Guarantor”), and

(3) Deutsche Bank Trust Company Americas, a New York banking corporation duly organized and existing under the laws of the State of New York, as trustee (the “Trustee”).

RECITALS

The Company and the Guarantor and the Trustee have heretofore executed an indenture dated as of April 15, 2009 (the “Base Indenture”), as amended by Supplemental Indenture No. 1 dated as of May 26, 2010, as further amended by Supplemental Indenture No. 2 dated as of May 16, 2018 and as further amended by Supplemental Indenture No. 3 dated as of September 10, 2018 (the Base Indenture, as heretofore so supplemented and amended, the “Indenture”).

The Company and the Guarantor desire to amend certain provisions of the Indenture as hereinafter set forth.

Section 901(6) of the Indenture permits the Company, when authorized by a Board Resolution, the Guarantor, when authorized by or pursuant to a Board Resolution, and the Trustee, to enter into supplemental indentures, in form satisfactory to the Trustee, at any time and from time to time, without the consent of any Holders, to add, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) does not apply to any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision and does not modify the rights of the Holder of any such Security with respect to such provision or (ii) becomes effective only when there is no such Security Outstanding.

All acts and things necessary to amend the Indenture and to make this Supplemental Indenture No. 4 a valid agreement of the Company, the Guarantor and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, the Company and the Guarantor hereby covenant and agree with the Trustee as follows:

ARTICLE I

Capitalized terms used but not defined in this Supplemental Indenture No. 4 shall have the meanings ascribed to them in the Indenture. References in this Supplemental Indenture No. 4 to Article or Section numbers shall be deemed reference numbers to Article or Section numbers in the Indenture.

ARTICLE II

Deliverables to the Trustee

Simultaneously with and as a condition to the execution of this Supplemental Indenture No. 4, the Company and the Guarantor are delivering to the Trustee:

(a) as provided in Section 102 of the Indenture, an Officers’ Certificate in the form attached hereto;

(b) as provided in Section 102 of the Indenture, a Norwegian Opinion of Counsel, provided by the in-house legal advisor of the Company and the Guarantor; and

(c) as provided in Sections 102 of the Indenture, a New York law Opinion of Counsel, provided by Sullivan & Cromwell LLP.

ARTICLE III

Amendments

SECTION 3.01 Amendments to the Indenture. The Indenture is hereby amended as follows:

(a) The definition “Reorganization” is hereby eliminated with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 4.

(b) Section 801 (Company or Guarantor May Consolidate, Etc., Only on Certain Terms) is hereby deleted and replaced in its entirety by the following with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 4:

“Neither the Company nor the Guarantor shall (i) consolidate with or merge into another Person, or (ii) convey, transfer or lease all or substantially all of its and its Subsidiaries’ properties and assets, taken as a whole, to another Person (other than one or more direct or indirect wholly-owned Subsidiaries), whether such conveyance, transfer or lease is made directly or indirectly through one or more wholly-owned Subsidiaries holding such properties and assets or a portion thereof, or (iii) permit any Person to consolidate with or merge into the Company or the Guarantor, as the case may be, or (other than a direct or indirect wholly-owned Subsidiary) convey, transfer or lease all or substantially all of its properties and assets to the Company or the Guarantor, as the case may be, unless:

(1) in case the Company or the Guarantor, as the case may be, shall consolidate with or merge into another Person or convey, transfer or lease all or substantially all of its and its Subsidiaries’ properties and assets taken as a whole, to any Person, the Person formed by such consolidation into which the Company or the Guarantor, as the case may be, is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company and its Subsidiaries or the Guarantor and its Subsidiaries, in each case taken as a whole, shall be a corporation, partnership or trust, shall be organized and validly existing, under the laws of any applicable jurisdiction and shall expressly assume, by an indenture supplemental hereto executed and delivered to the Trustee in form reasonably satisfactory to the Trustee, in the case of the Company, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of this Indenture on the part of the Company to be performed or observed, and in the case of the Guarantor, the due and punctual performance of the Guarantee and the performance or observance of every covenant of this Indenture on the part of the Guarantor to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or the Guarantor, as the case may be, or any of their respective Subsidiaries as a result of such transaction as having been incurred by the Company or the Guarantor, as the case may be, or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3) the Company or the Guarantor, as the case may be, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

(c) Section 802 (Successor Substituted) is hereby deleted and replaced in its entirety by the following with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 4:

“Upon any consolidation of the Company or the Guarantor with, or merger of the Company or the Guarantor, as the case may be, into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company and its Subsidiaries or the Guarantor and its Subsidiaries, taken as a whole in accordance with Section 801, the successor Person formed by such consolidation into which the Company or the Guarantor, as the case may be, is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for and may exercise every right and power of, the Company or the Guarantor under this Indenture with the same effect as if such successor Person had been named as the Company or the Guarantor, as the case may be, herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Securities and the Guarantees, as the case may be.”

(d) Article Eight is hereby amended by adding the following Section 803 thereto with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 4:

“Section 803. Substitution of the Company on Certain Terms.

(a) Any Subsidiary organized under the laws of the United States or England and Wales or the Kingdom of Norway or a jurisdiction that is a member country of the Organization for Economic Cooperation and Development (or any successor thereto) may assume the obligations of the Company under any of the Securities, in whole or in part, and the Company shall, with respect to such Securities, be relieved of all its obligations and covenants under this Indenture and the Securities as the issuer of such Securities, provided that:

(1) such Subsidiary shall be validly existing under the laws of the applicable jurisdiction and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(3) the obligations of the Subsidiary in respect of the Securities and this Indenture are guaranteed by Equinor ASA (or any successor thereto) on the same terms as the Guarantor’s Guarantee set forth in Section 1401 of the Indenture.

(b) Upon any assumption pursuant to Section 804(a) by a Subsidiary of the obligations of the Company, such Subsidiary shall, to the extent of such assumption, succeed to, and be substituted for, and may exercise every right and power of the, the Company, under this Indenture with the same effect as if such Subsidiary had been named herein as the Company and thereafter the Company shall be relieved of all obligations and covenants under this Indenture and the Securities, in each case to the extent of such assumption.”

(e) Article Fourteen is hereby amended by adding the following Section 1404 thereto with respect to any series of Securities created in connection with or subsequently to the execution of this Supplemental Indenture No. 4:

“Section 1404. Release of Guarantor.

The Guarantor will automatically and unconditionally be released from all obligations under its Guarantees, and the Guarantees shall thereupon terminate and be discharged and of no further force or effect, in the event that at substantially the same time as its Guarantees are terminated pursuant to this Section 1404, the aggregate amount of indebtedness for money borrowed for which the Guarantor is an obligor (as a guarantor, co-issuer or borrower) does not exceed ten percent (10%) of the aggregate principal amount of indebtedness for money borrowed of the Company and its Subsidiaries, on a consolidated basis, as of such time. For purposes of this Section 1404, the amount of the Guarantor’s indebtedness for money borrowed shall not include (x) any other debt the terms of which permit the termination of the Guarantor’s guarantee of such debt under similar circumstances, as long as the Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as the Guarantees pursuant to this Section 1404, and (y) any debt that is being refinanced at substantially the same time that the Guarantees are being released pursuant to this Section 1404, provided that any obligations of the Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the Guarantor’s indebtedness for money borrowed. For the avoidance of doubt, this Section 1404 shall not release Equinor ASA (or any successor thereto) of its guarantee, if any, following the substitution of the Company pursuant to Section 803 hereof.”

ARTICLE IV

Miscellaneous

SECTION 4.01 Execution as Supplemental Indenture.

This Supplemental Indenture No. 4 is executed and, once executed, immediately effective, and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture No. 4 shall form a part of the Indenture.

Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 4.02 Responsibility for Recitals.

The recitals herein shall be taken as statements of the Company and the Guarantor, and the Trustee assumes no responsibility for the correctness thereof or for the validity or sufficiency of this Supplemental Indenture No. 4.

SECTION 4.03 Governing Law.

This Supplemental Indenture No. 4 shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 4.04 Conflicts.

In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture No. 4, the terms and conditions of this Supplemental Indenture No. 4 shall prevail.

SECTION 4.05 Counterparts.

This Supplemental Indenture No. 4 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 4 to be duly executed.

EQUINOR ASA

By:
	Name:	Lars Christian Bacher
	Title:	Chief Financial Officer

EQUINOR ENERGY AS

By:
	Name:	Lars Christian Bacher
	Title:	Chairman

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

By:
Name:
Title: